EXHIBIT FF
EXECUTION COPY
CONSENT AND INTERVENTION
Date: July 12, 2007
Reference is hereby made to the amended and restated shareholders agreement (the “Shareholders Agreement”) by and among Power Technology Investment Corporation (“PTIC”), FMRC Family Trust (“FMRC”), Picchio Pharma Inc. (the “Corporation”) and Dr. Francesco Bellini dated as of November 9, 2006.
FMRC had advised the Corporation and PTIC of the proposed transactions described on Schedule A hereto.
Each of 18056 Yukon Inc. (“Yukon2”) and 1324286 Alberta Ltd. (“Alberta Ltd.”) hereby agrees, as and when such party becomes a shareholder of the Corporation in accordance with the transactions described in Schedule A hereto and without releasing FMRC under the Shareholders Agreement, to be bound by the terms and conditions of the Shareholders Agreement as if each were an additional original party thereto and each agrees that it shall remain at all times a Permitted Transferee (as defined in the Shareholders Agreement) of FMRC (in the case of Yukon2, it must continue to be directly or indirectly wholly-owned by Dr. Francesco Bellini, the members of its immediate family (being his wife and children of the first degree (through blood or adoption)) or a trust for the benefit of Dr. Francesco Bellini and the members of his immediate family), failing which the shares of the Corporation held by such entities must be forthwith re-transferred to FMRC or another Permitted Transferee.
Subject to the foregoing, the parties hereto hereby agree that each of Alberta Ltd. and Yukon2 shall be treated as “Permitted Transferees” pursuant to the Shareholders Agreement as and when such party becomes a shareholder of the Corporation in accordance with the transactions described in Schedule A hereto.
For the purposes of the Shareholders Agreement, it is agreed that FMRC, Yukon2 and Alberta Ltd. shall be treated collectively as one party and one “Shareholder” and, except where the context would require a reference only to FMRC (for example Section 10.3 of the Shareholders Agreement), FMRC, Yukon2 and Alberta Ltd. shall be collectively referred to as “FMRC” for the purposes of the Shareholders Agreement. Each of such entities must exercise their rights under the Shareholders Agreement unanimously and together, and failure to do so shall nullify any purported exercise by any of them.

Vern Strang es qualité trustee of
FMRC FAMILY TRUST

DR. FRANCESCO BELLINI
18056 YUKON INC.

Per:

1324286 ALBERTA LTD.

Per:
Vern Strang
Accepted, acknowledged and agreed this 12th day of July, 2007.
POWER TECHNOLOGY INVESTMENT
CORPORATION

Per:

Accepted, acknowledged and agreed this 12th day of July, 2007.
PICCHIO PHARMA INC.

Per: